PROSPECTUS                             Pricing Supplement No. 2967
Dated January 10, 1995                 Dated February 10, 1997
PROSPECTUS SUPPLEMENT                  Rule 424(b)(3)-Registration Statement
                                                 No. 33-60723
Dated January 25, 1995

                                    GENERAL ELECTRIC CAPITAL CORPORATION
                                     GLOBAL MEDIUM-TERM NOTES, SERIES A
                                        (Redeemable Fixed Rate Notes)

Trade Date:  February 10, 1997

Settlement Date (Original Issue Date):  February 13, 1997

Maturity Date: February 13, 2007 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$38,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer:  US$38,000,000

Interest Rate Per Annum:  7.30%

Interest Payment Date(s):

    __       March 15 and September 15 of each year
    X        Other: Semiannually on February 13 and August 13,
             commencing on August 13, 1997

Form of Notes:

    X  DTC registered        __ non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date: February 13, 1998, and thereafter on any Interest Payment Date (See "Additional Terms--Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:   Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A




CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2967
                                      Dated February 10, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              No. 33-60723

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

    Interest.

    Interest on the Notes will accrue from February 13, 1997 and will be payable in U.S. dollars semi-annually on February 13 and August 13 of each year, commencing August 13, 1997 and on the Maturity Date or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2967
                                      Dated February 10, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              No. 33-60723


    Optional Redemption.

    The Company may at its option elect to redeem the Notes in whole or in part on February 13, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Additional Terms:

    Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

    General.

    At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

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                                             (Fixed Rate Notes)
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                                      Pricing Supplement No. 2967
                                      Dated February 10, 1997
                                      Rule 424(b)(3)-Registration Statement
                                              No. 33-60723



                 Year Ended December                       Nine Months Ended
         1991    1992    1993     1994    1995             September 28, 1996

         1.34    1.44    1.62     1.63    1.51                    1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

    The Notes are being purchased by Donaldson, Lufkin & Jenrette
    Securities Corporation (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.